Exhibit 21.1
List of Subsidiaries of Okta, Inc.

Azuqua, Inc. (Washington)
Okta Australia Pty Limited (Australia)
Okta France SAS (France)
Okta GmbH (Germany)
Okta Identity Netherlands BV (Netherlands)
Okta SG Pte. Ltd. (Singapore)
Okta Software Canada, Inc. (Canada)
Okta UK LTD (United Kingdom)
ScaleFT, Inc. (Delaware)